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EXHIBIT 99.2
Sarah Zaozirny Director - Investor Relations
Investor Update	Issue Date:	July 20, 2004

This report contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2003 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Current News

Second Quarter 2004 Results: Today Continental reported a second quarter net loss of $17 million ($0.26 loss per share). These results include previously announced after-tax special charges of $19 million due to the retirement of six leased MD-80 aircraft during the quarter. Excluding the aircraft retirement charge, Continental achieved a net profit of $2 million ($0.03 earnings per share).

$500 Million Cost Savings Initiative Update: Year-to-date 6/30/04 we have realized approximately $235 million of savings related to these initiatives and are on-target to reach our goal of $500 million set for this year.

Debt and Capital Leases: For the quarter ending 6/30/04, total Debt and Capital Leases were $6.0 billion, of which $5.7 billion is debt. Of the $5.7 billion in debt, $457 million is current.

2004 Non-Cash Pension Expense Estimate: $280 million

Taxes and Fees Remitted to Governmental Entities: Beginning this quarter, Continental will supplementally disclose all taxes and fees remitted to various governmental entities that are charged on passenger tickets. For the first six months of 2004, those taxes and fees totaled $509 million. In the current competitive environment, substantially all of these taxes and fees are absorbed by Continental.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
During the second quarter, Continental recorded approximately $12 million related to the tax-sharing agreement with ExpressJet. Continental expects to receive approximately $48 million in 2004 and $25 million in 2005 related to this agreement. For more information regarding this tax-sharing agreement, please see our 2003 10-K.

Targeted Cash Balance
Excluding any potential cash contributions to our pension plan, Continental anticipates ending the third quarter of 2004 with an unrestricted cash and short-term investments balance of approximately $1.5 billion.

Debt & Capital Lease Payments
Debt principal & Capital Lease payments for the third quarter 2004 are estimated to be approximately $170 million.

Advanced Bookings - Six Week Outlook
Advanced bookings outlook by region through the end of August is as follows:

Domestic bookings are running about the same level as last year and we expect third quarter domestic load factor be about flat year-over-year (yoy). Domestic yields remain weak and we expect third quarter domestic yields to be down slightly (yoy).

TransAtlantic bookings are also about even with last year. Bookings currently indicate that third quarter TransAtlantic load factor will be up about a point yoy despite a capacity increase in this region of 25%.

Latin bookings are averaging a few points ahead of last year but we expect our third quarter Latin load factor will be about flat yoy.

Pacific bookings should finish well ahead of last year even as we move past the SARS period last year. We expect third quarter Pacific load factor will improve yoy by approximately 4-5 pts.

2004 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline System Regional	0.3% 13.1% 24.8% 4.6% 6.9% 19.2%	2.0% 11.0% 21.0% 10.5% 7.3% 23.5%
2004 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Mainline Regional	80 - 81% 74 - 75%	76 - 77% 71 - 72%
2004 Estimate (cents)
Mainline Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM (Cost per Avaible Seat Mile) Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM Less Fuel, Fuel Taxes & Special Items (c)	9.24 - 9.29 0.00 9.24 - 9.29 1.76 7.48 - 7.53	9.49 - 9.54 0.10 9.39 - 9.44 1.73 7.66 -7.71

2004 Estimate (cents)
Consolidated Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM less Fuel, Fuel Taxes & Special Items (c)	10.05 - 10.10 0.00 10.05 - 10.10 1.88 8.17 - 8.22	10.32 - 10.37 0.09 10.23 - 10.28 1.84 8.39 - 8.44

Consolidated is defined as mainline plus regional.

2004 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	343 Million 67 Million $1.13	1,320 Million 260 Million $1.10

Please note that we have changed the presentation of fuel price per gallon to include related taxes on fuel.
Fuel Hedges	% of Volume Hedged	Wtd. Average Strike Price of Caps
Third Quarter Third Quarter Total Fourth Quarter Fourth Quarter Total	20% 25% 45% 20% 25% 45%	$32.00/Barrel $40.00/Barrel $36.40/Barrel $32.00/Barrel $40.00/Barrel $36.50/Barrel

2004 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$225 $165 $105 $90	$890 $645 $415 $350

Continental Airlines, Inc. Tax Computation
2004 Estimate
	3rd Qtr.(E)	Full Year(E)
Taxes on Profit/(Loss) Permanent Tax Differences Total Tax	Tax Rate of 36.8% $ 2.5 Million Sum of the Above	Tax Rate of 36.8% $10 Million Sum of the Above	Debit /(Credit) Debit Debit/(Credit)

Permanent tax differences are primarily related to non-deductible per diems, meals and entertainment.

During the second quarter Continental announced it had stopped recording income tax benefit on book losses. However, with the strength of June's performance and the volatility of our hedge positions, which are recorded in Other Comprehensive Income, we were able to record a tax benefit on book losses for the second quarter. Going forward, Continental expects to have minimal ability to benefit future book losses, subject to recognition of hedge or other gains.

Cash Capital Expenditures	2004 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$60 100 65 $225 (110) $115

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:
Third Quarter 2004 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $36 Between $19 - $36 Between $0 - $19 Net Loss	66.2 66.2 66.2 66.2	75.4 71.2 66.2 66.1	$3.6 $1.4 -- --

Full Year 2004 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $141 Between $75 - $141 Between $0 - $75 Net Loss	66.2 66.2 66.2 66.2	75.4 71.3 66.3 66.2	$14.2 $5.7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except per share data)
Net Income and Diluted Earnings Per Share	2nd Qtr 2004
(in millions except per share data)	Net Income (Loss)

Net Income (Loss)
Items excluded:
  Fleet impairment and other special charges
  Net Income for Computing Diluted
  Earnings per Share Excluding Above Items

Shares
Diluted Earnings per Share,
  Excluding Above Items

$(17) 19 $2 66.0 $0.03

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,029	$ 2,040	$ 7,984	$ 8,026
Items Excluded
Special Items (a)	$ -	$ -	$ (85)	$ (85)
Aircraft Fuel & Related Taxes	$ (388)	$ (388)	$ (1,452)	$ (1,452)
Operating Expenses - Non GAAP	$ 1,642	$ 1,652	$ 6,447	$ 6,490

ASMs (millions)	21,960	21,960	84,130	84,130

CASM-GAAP (cents)	9.24	9.29	9.49	9.54
CASM Excluding Special Items (b)	9.24	9.29	9.39	9.44
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (c)	7.48	7.53	7.66	7.71

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,479	$ 2,491	$ 9,756	$ 9,803
Items Excluded (a)
Special Items	$ -	$ -	$ (85)	$ (85)
Aircraft Fuel & Related Taxes	$ (463)	$ (463)	$ (1,738)	$ (1,738)
Operating Expenses - Non GAAP	$ 2,016	$ 2,028	$ 7,934	$ 7,981

ASMs	24,665	24,665	94,535	94,535

CASM-Non-GAAP (cents)	10.05	10.10	10.32	10.37
CASM Excluding Special Items (b)	10.05	10.10	10.23	10.28
CASM Excluding Fuel, Fuel Taxes & Special Items - Non-GAAP (cents) (c)	8.17	8.22	8.39	8.44

(a) Special items include $55 million and $30 million of pre-tax charges during the first and second quarters of 2004, respectively, primarily relating to MD80 aircraft retirements.

(b) Cost per available seat mile excluding special items is computed by subtracting special items from operating expenses and dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, fuel taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.